Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Announces

Fiscal 2015 Fourth Quarter and Full Year Financial Results

HARRISBURG, PA – April 6, 2016 (GLOBE NEWSWIRE) – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (“Ollie’s” or the “Company”) today announced financial results for the fourth quarter and full year ended January 30, 2016.

Fourth Quarter Summary:

•	Total net sales increased 21.3% to $243.4 million;

•	Comparable store sales increased 5.0%;

•	The Company opened three new stores and ended the quarter with a total of 203 stores in 17 states, an increase of 15.3% year over year;

•	Operating income increased 38.1% to $33.3 million;

•	Net income increased 33.8% to $16.1 million, or $0.26 per diluted share;

•	Adjusted net income(1) increased 56.4% to $18.8 million, or $0.31 per diluted share; and

•	Adjusted EBITDA(1) increased 37.0% to $38.2 million.

Fiscal Year Summary:

•	Total net sales increased 19.5% to $762.4 million;

•	Comparable store sales increased 6.0%;

•	Operating income increased 26.7% to $79.6 million;

•	Net income increased 33.2% to $35.8 million, or $0.64 per diluted share, and adjusted net income(1) increased 47.1% to $40.2 million, or $0.72 per diluted share; and

•	Adjusted EBITDA(1) increased 25.0% to $100.4 million.

(1)	Adjusted net income, EBITDA, Adjusted EBITDA, and Adjusted net income per diluted share are not measures recognized under generally accepted accounting principles (“GAAP”). Please see the reconciliation of GAAP to non-GAAP tables included later in this release.

Mark Butler, Chairman, President and Chief Executive Officer stated, “We had another strong quarter and are pleased with the continued momentum of the business. Once again, the strength was not just in one area, but across the entire business. Sales, margins, new store performance, expense control, deal flow and Ollie’s Army were all strong in the quarter. We are delivering ‘Real Brands! Real Bargains!’ and better access to merchandise is leading to even greater deals for our customers. This is making our stores more of a destination for our existing customers and we believe we are attracting new customers every day.”

Mr. Butler continued, “Ollie’s Bargain Outlet ‘THE BIRTHPLACE OF BARGAINS!’ is a leader in the closeout industry today and we continue to develop direct relationships with consumer product companies and source more products directly from major manufacturers. We feel very good about the current outlook and trends across our business. In 2016, we will look to implement Phase 2 of our customer Loyalty Management System, which should give us the ability to begin testing customized communication with Ollie’s Army members late in the year. We will also look to continue executing the other plans we laid out during our IPO, which includes opening new stores in contiguous and existing states, strengthening our relationships with vendors, gaining better access to product, leveraging our second distribution center, investing back into the business, paying down debt and generating strong returns for our shareholders.”

Fourth Quarter Results

Net sales increased 21.3% to $243.4 million in the fourth quarter of fiscal 2015 from $200.7 million in the fourth quarter of fiscal 2014. The increase in net sales was driven by a 5.0% increase in comparable store sales and a 15.3% increase in store count over the fourth quarter of fiscal 2014. The Company opened three stores in the fourth quarter and ended fiscal 2015 with 203 stores compared to 176 stores at the end of fiscal 2014.

Gross profit increased 24.6% to $98.8 million in the fourth quarter of fiscal 2015 from $79.3 million in the fourth quarter of fiscal 2014 and gross margin increased 110 basis points to 40.6% from 39.5% in the same respective periods. The gross margin increase was driven by a higher merchandise margin and a decrease in transportation and distribution costs as a percent to net sales.

Selling, general and administrative (“SG&A”) expenses increased 18.5% to $62.5 million in the fourth quarter of fiscal 2015 from $52.8 million in the fourth quarter of fiscal 2014. As a percent of net sales, SG&A decreased 60 basis points to 25.7% in the fourth quarter of fiscal 2015. The increase in SG&A expenses was primarily the result of increases in selling expenses related to new store growth and increased sales volume. The increased selling expenses consisted primarily of store payroll and benefits, store occupancy costs, and other store related expenses.

Pre-opening expenses related to new store growth increased 49.9% to $1.1 million in the fourth quarter of fiscal 2015 from $0.7 million in the fourth quarter of fiscal 2014. The increase was related to timing differences in the new store openings.

Operating income increased 38.1% to $33.3 million in the fourth quarter of fiscal 2015 from $24.1 million in the fourth quarter of fiscal 2014. As a percent of net sales, operating income increased 170 basis points to 13.7% in the fourth quarter of fiscal 2015.

Net income increased 33.8% to $16.1 million, or $0.26 per diluted share, in the fourth quarter of fiscal 2015 compared to $12.0 million, or $0.24 per diluted share, in the fourth quarter of fiscal 2014. Excluding the loss on extinguishment of debt, adjusted net income (1) increased 56.4% to $18.8 million, or $0.31 per diluted share, in the fourth quarter of fiscal 2015 from $12.0 million, or $0.24 per diluted share, in the fourth quarter of fiscal 2014.

Adjusted EBITDA(1) increased 37.0% to $38.2 million, or 15.7% of net sales, in the fourth quarter of fiscal 2015 from $27.9 million, or 13.9% of net sales, in the fourth quarter of fiscal 2014. Adjusted EBITDA excludes non-cash stock based compensation expense, pre-opening expenses, loss on debt extinguishment, and non-cash purchase accounting items.

Fiscal 2015 Results

Net sales increased 19.5% to $762.4 million in fiscal 2015 from $638.0 million in fiscal 2014. The increase in net sales was driven by a 6.0% increase in comparable store sales and a 15.3% increase in store count over fiscal 2014.

Gross profit increased 19.5% to $302.9 million in fiscal 2015 from $253.5 million in fiscal 2014 and gross margin was 39.7% for both periods.

SG&A expenses increased 17.3% to $209.8 million in fiscal 2015 from $178.8 million in fiscal 2014. As a percent of net sales, SG&A decreased 50 basis points to 27.5% in fiscal 2015.

Pre-opening expenses related to new store growth increased 29.1% to $6.3 million in fiscal 2015 from $4.9 million in fiscal 2014. The increase was related to opening 28 stores in fiscal 2015 compared to 22 stores in fiscal 2014.

Operating income increased 26.7% to $79.6 million in fiscal 2015 from $62.8 million in fiscal 2014. As a percent of net sales, operating income increased 60 basis points to 10.4% in fiscal 2015.

Net income increased 33.2% to $35.8 million, or $0.64 per diluted share, in fiscal 2015, compared to $26.9 million, or $0.55 per diluted share, in fiscal 2014. Excluding adjustments to transaction related expenses and the loss on extinguishment of debt, net of taxes, adjusted net income (1) increased 47.1% to $40.2 million, or $0.72 per diluted share, in fiscal 2015 from $27.3 million, or $0.56 per diluted share, in fiscal 2014.

Adjusted EBITDA(1) increased 25.0% to $100.4 million, or 13.2% of net sales, in fiscal 2015 from $80.3 million, or 12.6% of net sales, in fiscal 2014. Adjusted EBITDA excludes non-cash stock based compensation expense, pre-opening expenses, loss on debt extinguishment, non-cash purchase accounting items, and transaction related expenses.

(1)	Adjusted net income, EBITDA, Adjusted EBITDA, and Adjusted net income per diluted share are not measures recognized under generally accepted accounting principles (“GAAP”). Please see the reconciliation of GAAP to non-GAAP tables included later in this release.

Balance Sheet and Cash Flow Highlights

The Company’s cash balance at the end of fiscal 2015 was $30.3 million compared to $22.0 million at the end of fiscal 2014. The Company had no borrowings and $97.4 million of availability under its $100.0 million revolving credit facility at the end of fiscal 2015. The Company ended fiscal 2015 with total debt of $200.1 million compared to $324.1 million at the end of fiscal 2014.

Inventory at the end of fiscal 2015 increased 12.2% to $190.6 million versus $169.9 million at the end of fiscal 2014, due primarily to new store growth.

Capital expenditures for fiscal 2015 totaled $14.2 million compared to $14.1 million for the fiscal 2014.

Outlook

Ollie’s currently estimates the following results for the fiscal year ending January 28, 2017:

•	Total net sales of $865 million to $875 million;

•	Comparable store sales growth of 1.5% to 2.5%;

•	The opening of 28-32 new stores and no planned closures;

•	Operating income of $90 million to $93 million;

•	Net income of $51 million to $52 million;

•	Net income per diluted share of $0.82 to $0.84 on an estimated weighted diluted average shares outstanding of approximately 62.0 million;

•	Excluding expenses related to our secondary offering which priced on February 18, 2016, adjusted net income of $51.4 million to $52.4 million and adjusted net income per diluted share of $0.83 to $0.85; and

•	Capital expenditures of $14 million to $15 million.

Conference Call Information

A conference call to discuss the fiscal 2015 fourth quarter and full year financial results is scheduled for today, April 6, 2016, at 4:30 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (866) 430-5025 or (704) 908-0421 and using conference ID #65623299. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.ollies.us. The replay of the conference call webcast will be available at the investor relations Web site for one year.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®. We offer name brand products, Real Brands! Real Bargains!®, in every department, from housewares, food, books and stationery, bed and bath, floor coverings, toys, hardware and other categories. We currently operate 207 store locations in 17 states across the Eastern half of the United States. For more information, visit www.ollies.us.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, industry outlook, our 2016 business outlook and financial guidance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: our failure to adequately manage our inventory or anticipate consumer demand; changes in consumer confidence and spending; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; our ability to manage our inventory balances; our failure to hire and retain key personnel and other qualified personnel; our inability to obtain favorable lease terms for our properties; the loss of, or disruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; our inability to successfully implement our marketing, advertising and promotional efforts; the seasonal nature of our business; the risks associated with doing business with international manufacturers; changes in government regulations, procedures and requirements; and our ability to service our indebtedness and to comply with our financial covenants together with the other factors set forth under “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:

John Rouleau

ICR

203-682-8200

John.Rouleau@icrinc.com

Media Contact:

Dan Haines

Vice President – Marketing & Advertising

717-657-2300

dhaines@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Statements of Income

(In thousands except for per share amounts)

(Unaudited)

	Thirteen weeks ended		Fiscal year ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Consolidated statement of income data:
Net sales	$243,402	$200,665	$762,370	$637,975
Cost of sales	144,563	121,357	459,506	384,465

Gross profit	98,839	79,308	302,864	253,510
Selling, general and administrative expenses	62,541	52,766	209,783	178,832
Depreciation and amortization expenses	1,907	1,696	7,172	6,987
Pre-opening expenses	1,085	724	6,337	4,910

Operating income	33,306	24,122	79,572	62,781
Interest expense, net	3,130	4,636	15,416	18,432
Loss on extinguishment of debt	4,359	—	6,710	671

Income before income taxes	25,817	19,486	57,446	43,678
Income tax expense	9,753	7,478	21,607	16,763

Net income	$16,064	$12,008	$35,839	$26,915

Net Income per common share:
Basic	$0.27	$0.25	$0.67	$0.56
Diluted	$0.26	$0.24	$0.64	$0.55
Weighted average common shares: outstanding:
Basic	58,562	48,201	53,835	48,202
Diluted	60,843	49,193	55,796	48,609

Percentage of net sales (1):
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	59.4	60.5	60.3	60.3

Gross profit	40.6	39.5	39.7	39.7
Selling, general and administrative expenses	25.7	26.3	27.5	28.0
Depreciation and amortization expenses	0.8	0.8	0.9	1.1
Pre-opening expenses	0.4	0.4	0.8	0.8

Operating income	13.7	12.0	10.4	9.8
Interest expense, net	1.3	2.3	2.0	2.9
Loss on extinguishment of debt	1.8	—	0.9	0.1

Income before income taxes	10.6	9.7	7.5	6.8
Income tax expense	4.0	3.7	2.8	2.6

Net income	6.6%	6.0%	4.7%	4.2%

(1)	Components may not add to totals due to rounding

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

Assets	January 30, 2016	January 31, 2015
Current assets:
Cash	$30,259	$21,952
Inventories	190,608	169,872
Accounts receivable	183	318
Deferred income taxes	—	4,166
Prepaid expenses and other assets	2,756	1,969

Total current assets	223,806	198,277
Property and equipment, net	39,292	33,926
Goodwill	444,850	444,850
Trade name and other intangible assets, net	233,354	233,625
Other assets	4,023	6,453

Total assets	$945,325	$917,131

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$5,018	$7,794
Accounts payable	52,075	50,498
Income taxes payable	4,102	4,702
Accrued expenses	35,573	27,640

Total current liabilities	96,768	90,634
Revolving credit facility	—	—
Long-term debt	194,936	313,493
Deferred income taxes	87,171	93,256
Other long-term liabilities	4,501	2,913

Total liabilities	383,376	500,296

Stockholders’ equity
Common stock	59	48
Additional paid-in capital	536,315	393,078
Retained earnings	25,661	23,738
Treasury – common stock	(86)	(29)

Total stockholders’ equity	561,949	416,835

Total liabilities and stockholders’ equity	$945,325	$917,131

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen weeks ended		Fiscal year ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Net cash provided by operating activities	$61,231	$44,040	$45,848	$31,842
Net cash used in investing activities	(3,443)	(1,926)	(14,337)	(14,007)
Net cash used in financing activities	(31,489)	(23,503)	(23,204)	(8,049)

Net increase in cash and cash equivalents	26,299	18,611	8,307	9,786
Cash and cash equivalents at the beginning of the period	3,960	3,341	21,952	12,166

Cash and cash equivalents at the end of the period	$30,259	$21,952	$30,259	$21,952

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information – Consolidated Adjusted Net Income and Adjusted Net Income Per Share

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except for per share amounts)

(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted net income, adjusted net income per diluted share, EBITDA and adjusted EBITDA, with the most directly comparable GAAP financial measures of net income and diluted net income per share, respectively. Adjusted net income and adjusted net income per diluted share give effect, net of tax, to transaction related expenses, and the loss on extinguishment of debt related to the pay down of our debt with the proceeds received from the initial public offering and debt refinancing.

Reconciliation of GAAP net income to adjusted net income

	Thirteen weeks ended		Fiscal year ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Net income	$16,064	$12,008	$35,839	$26,915
Transaction related expenses	—	—	322	—
Loss on extinguishment of debt	4,359	—	6,710	671
Adjustment to provision for income taxes (1)	(1,646)	—	(2,661)	(258)

Adjusted net income	$18,777	$12,008	$40,210	$27,328

(1)	The effective tax rate used for the provision for income taxes was 37.8% for the thirteen weeks ended January 30, 2016 and 37.6% and 38.4% for the fiscal year ended January 30, 2016 and January 31, 2015, respectively. The adjustment to the provision for income taxes includes the tax effect for the transaction related expenses and loss on extinguishment of debt.

Reconciliation of adjusted net income per diluted share

	Thirteen weeks ended		Fiscal year ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Net income per share, diluted	$0.26	$0.24	$0.64	$0.55
Adjustments	0.05	—	0.08	0.01

Adjusted net income per share, diluted	$0.31	$0.24	$0.72	$0.56

Weighted-average common shares outstanding, diluted	60,843	49,193	55,796	48,609

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information – Consolidated EBITDA, and Adjusted EBITDA and Key Statistics

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except for per share amounts)

(Unaudited)

Reconciliation of net income to EBITDA and Adjusted EBITDA

	Thirteen weeks ended		Fiscal year ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Net Income	$16,064	$12,008	$35,839	$26,915
Interest expense, net	3,130	4,636	15,416	18,432
Loss on extinguishment of debt	4,359	—	6,710	671
Depreciation and amortization expenses	2,440	2,242	9,342	8,785
Income tax expense	9,753	7,478	21,607	16,763

EBITDA	35,746	26,364	88,914	71,566
Non-cash stock based compensation expense	1,368	908	5,035	3,761
Pre-opening expenses	1,085	725	6,337	4,910
Non-cash purchase accounting items	(52)	(90)	(284)	(383)
Transaction related expenses	89	—	89	446
Debt financing expenses	—	—	322	—

Adjusted EBITDA	$38,236	$27,907	$100,413	$80,300

Key Statistics

	Thirteen weeks ended		Fiscal year ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Number of stores – Beginning of period	200	173	176	154
New stores	3	3	28	22
Closed stores	—	—	(1)	—

Number of stores – End of period	203	176	203	176

Average net sales per store (in thousands) (1)	$1,205	$1,156	$4,007	$3,815
Comparable store sales change	5.0%	9.0%	6.0%	4.4%
Comparable store count – end of period	169	147	169	147

(1)	Average net sales per store represents the weighted average of total net sales divided by the number of stores open, in each case at the end of each week in a fiscal year or fiscal quarter.